[Exhibit 99.1 - Press Release]

PREMIER DEVELOPMENT & INVESTMENT, INC. ANNOUNCES SECOND QUARTER RESULTS FROM OPERATIONS

Tampa, Florida - August 9, 2005 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDIV) in releasing its financial results for the quarter ended June 30, 2005, announces that its revenue performance improved compared to the equivalent period in the prior year. Consolidated revenue for the second quarter of 2005 was $285,576, representing a $280,576 increase from the prior year revenues of $5,000. For the six-months ended June 30, 2005 our revenue was $633,192 compared to $13,000 for the same period a year ago. Premier experienced a net operating loss of $118,936 for this period compared to a net operating loss of $32,957 in the second quarter of 2004. The increase operating loss is primarily attributable to $36,616 in depreciation expenses that did not exist a year ago plus a one-time expense of $35,000 for the settlement of litigation and another one-time expense of $32,162 for disposition of the Countrywide Realty Services, Inc. subsidiary.

Commenting on the results, J. Scott Sitra, President and Chief Executive Officer, said, "We are very pleased to report this substantial increase in operating revenue over the prior year's results. In this past quarter we saw both a one-time write-down charge of $32,162 as a result of the disposition of the Countrywide Realty Services, Inc. division and a one-time $35,000 expense to settle a litigation matter. Combined these events contributed substantially to our net loss, both for the quarter and six-months ended June 30, 2005. Moving forward we will be exposed to less depreciation expense due to our decision to divest ourselves of the Countrywide operations in which over $400,000 in recorded Goodwill from the original transaction was eliminated from our balance sheet."

Full details regarding Premier's performance and financial data fcan be found in the 10-QSB report, which was filed today with the Securities and Exchange Commission. A link can be found on Premier's website:
http://www.premierdev.com/InvestorRelations under the tab, SEC Filings.

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

                                      * * *